Calculation of Filing Fee Tables
S-8
MindWalk Holdings Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value per share	Other	5,620,254	$ 1.71	$ 9,610,634.34	0.0001381	$ 1,327.23
Total Offering Amounts:						$ 9,610,634.34		$ 1,327.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,327.23
Offering Note
[1]	Pursuant to Rule 416(a) under the United States Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall cover any additional common shares, no par value per share (the "Common Shares"), of MindWalk Holdings Corp. (the "Company") that become issuable under the ImmunoPrecise Antibodies Ltd. 2025 Stock Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company's receipt of consideration which would increase the number of outstanding Common Shares. Represents 5,620,254 Common Shares available for future issuance under the Plan. The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) promulgated under the Securities Act, based on the average high and low prices for the Common Shares as reported on the Nasdaq Capital Market on October 15, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A